Exhibit 99.1
NEWS RELEASE

Contacts:
Marybeth Thorsgaard	Jeff Warren
Public Relations	Investor Relations
763-505-2644	763-505-2696
FOR IMMEDIATE RELEASE
MEDTRONIC ANNOUNCES ORGANIZATIONAL AND LEADERSHIP CHANGES
Tuesday, April 29, 2008 (Minneapolis, MN) — Medtronic, Inc. announced today a series of organizational and leadership changes.
Michael DeMane, chief operating officer, has informed the company that he has decided to leave to pursue other opportunities. Effective immediately, Medtronic’s Global Business Unit presidents report to President and CEO Bill Hawkins.
“We’d like to thank Michael for his significant contributions to the company during his tenure and wish him all the best in his future endeavors,” said Hawkins.
Moving ahead, Hawkins announced the following organization changes to provide focus on growth, globalization, operating leverage and innovation.
Driving Medtronic’s globalization strategy
Jean-Luc Butel has been named senior vice president and president Medtronic International, responsible for all of Medtronic’s operations outside of the United States. In this new role, all sales and distribution outside the United States will report to Butel.
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Executing cross business initiatives to maximize operating excellence and leverage
James Dallas has been named senior vice president, Quality and Operations. He has responsibility for executing on cross business initiatives which will maximize operating leverage.
Integrating Strategy, Science & Technology and Corporate Development functions
Katie Szyman, formerly vice president of Medtronic Endovascular, has been named senior vice president of a newly formed Strategy and Development group that combines Medtronic’s Corporate Strategy, Business Development, Corporate Ventures and Science and Technology functions. Szyman has responsibility for growth initiatives that leverage corporate wide R&D capabilities and the evaluation of internal and external growth opportunities.
Announcing a new president of Medtronic’s Spinal and Biologics business
Steve LaNeve, formerly president of Medtronic Japan, has been named senior vice president and president of Medtronic’s Spinal and Biologics business, replacing Pete Wehrly, who is leaving the company. LaNeve has responsibility for the continued integration of Kyphon, the biologics business and the core spine business.
Leveraging Medtronic Navigation
Bob Blankemeyer, vice president and general manager of Medtronic ENT/NT, assumes additional responsibility for Medtronic Navigation.
Creating an integrated global healthcare policy function
Steve Mahle has been named executive vice president of Healthcare Policy and Regulatory. He assumes responsibility for Medtronic’s Government Affairs, Global Reimbursement, Regulatory and Clinical functions. This move recognizes the increasingly rigorous and challenging healthcare environment around the world and provides a more strategic approach to policy issues.
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Hawkins concluded, “With a strong finish to the fourth quarter, we’re starting the new fiscal year with great momentum and are well positioned to drive innovation, operating leverage and sustainable growth.”
ABOUT MEDTRONIC
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology — alleviating pain, restoring health and extending life for millions of people around the world.
Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 27, 2007. Actual results may differ materially from anticipated results.
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